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                                                                    Exhibit 99.2

Press Release                                                     Source: Dynegy

Dynegy Discloses Natural Gas Trade Reporting Inaccuracies

HOUSTON--(BUSINESS WIRE)--Sept. 24, 2002--Dynegy Inc. (NYSE:DYN - News) today disclosed it has learned that certain employees in its marketing and trading business furnished inaccurate information regarding natural gas trades to various energy industry publications which compile and report index prices.

Dynegy discovered the inaccuracies during an internal review of its trading activities, which is being conducted in connection with an ongoing Commodity Futures Trading Commission (CFTC) investigation. The company noted that it is one of many energy industry participants who routinely provide trade data to the publications; consequently, the company cannot determine whether the inaccurate data had any impact on the published indices. In response to these findings, Dynegy said it now requires that all price information provided to industry publications be verified by the office of Dynegy's chief risk officer.

The company said it has not yet concluded whether additional remedial or other disciplinary actions will be taken. The internal investigation will continue under the direction of the Audit and Compliance committee of Dynegy's Board of Directors. In addition, Dynegy said it has informed the CFTC and other governmental authorities about its investigation and will continue to cooperate fully with these authorities.

Dynegy Inc. produces and delivers energy, including natural gas, power, natural gas liquids and coal, through its owned and contractually controlled network of physical assets. The company serves customers by aggregating production and supply and delivering value-added solutions to meet their energy needs.